Exhibit 99.1

DIGIRAD CORPORATION SELLS ARIZONA, NEVADA SERVICE HUBS

POWAY, Calif.— March 4, 2009…Digirad Corporation (Nasdaq: DRAD), a leading provider of diagnostic imaging products and personnel and equipment leasing services that improve patient care while driving positive healthcare economics, today reported that it has sold the assets related to its Arizona and Nevada service hub locations.  The asset purchase agreement with Ohio-based Antigua Medical Services LLC calls for the sale of portable nuclear imaging cameras, vans and related equipment, and the assignment of certain customer contracts of the former Digirad service hub locations in Las Vegas, Phoenix and Tucson. Antigua Medical Services is committed to providing outstanding customer care and advanced imaging equipment manufactured by Digirad.

Digirad CEO Todd Clyde said, “Our strategy is to focus on a core group of DIS (Digirad Imaging Solutions) locations in order to facilitate improved utilization and profitability and this agreement is another important step in that direction.  With this sale, our goal of hub realignment and consolidation is well on its way to completion and we expect to conclude the program in the coming months.”

He continued, “Antigua Medical Services was a natural choice as a buyer because of its commitment to customer service with an employee-oriented culture.  We look forward to a continued and supportive business relationship with Antigua Medical Services.”

Daniel Rice, Managing Member of Antigua Medical Services commented, “We are excited about the opportunity in front of us and believe we can build on the success and quality-of-service reputation Digirad has created at these Arizona and Nevada locations. We plan to continue providing excellent service for the customers that will be served by Antigua Medical Services.”

About Digirad Corporation
Digirad provides medical diagnostic imaging systems and personnel and equipment leasing services to physicians’ offices, hospitals and imaging centers for cardiac, vascular, and general imaging applications. Digirad’s Cardius XPO line of nuclear imaging cameras use patented solid-state technology and unique multi (single, dual, triple) head design for superior performance and advanced features for sharper digital images, faster processing, compact size, lighter weight for portability, ability to handle patients up to 500 pounds, and improved patient comfort compared to standard nuclear cameras. Digirad’s 2020tc general-purpose nuclear imager has a small footprint and may also be configured for fixed or mobile use to supplement primary imaging. Digirad’s installed base of equipment exceeds 600 systems; in addition, a mobile fleet of more than 145 nuclear and ultrasound imaging systems is being used in 21 states, primarily in the eastern, midwestern and southwestern United States. For more information, please visit www.digirad.com. Digirad®, Digirad Imaging Solutions®, and Cardius® are registered trademarks of Digirad Corporation.

Investor Contact: Matt Clawson Allen & Caron 949-474-4300	Company Contact: Todd Clyde Chief Executive Officer 858-726-1600

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